Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Income Now Consulting
(A Development Stage Company)
Las Vegas, Nevada

We consent to the inclusion in the Registration Statement on Form S-1/A Amendment No. 2 of Income Now Consulting of our report dated June 21, 2010, relating to the audit of the balance sheet of Income Now Consulting as of May 31, 2010 and the related statements of expenses, stockholders’ equity and cash flows for the period from April 23, 2010 (inception) through May 31, 2010.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 8, 2010